HomeStreet Announces Sale of Residential Mortgage Loans

SEATTLE - March 5, 2014 - HomeStreet, Inc. (NASDAQ:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced its intent to sell two pools of residential loans, retaining the right to service such loans. The first pool is comprised of fixed-rate residential mortgage loans with outstanding principal balances of approximately $105 million. The second pool is comprised of adjustable rate residential mortgage loans with outstanding principal balances of approximately $222 million. The mortgage loans subject to these sales are located in Washington, Oregon, Idaho and Hawaii. The $105 million pool sale is expected to close in March 2014 and the $222 million pool sale is expected to close in April 2014. These sales are subject to numerous contingencies, including the successful negotiation and execution of final agreements between the parties.

“These loan sales are part of the Company’s ongoing loan portfolio and balance sheet management activities,” said HomeStreet CEO Mark K. Mason. “These activities are undertaken to manage, among other things, the Company’s credit risk, interest rate risk, liquidity and regulatory capital ratios. As a part of those activities, from time to time, the Company may buy or sell assets such as securities, loans, mortgage servicing rights or other assets or liabilities such as deposits.”

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About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in the Pacific Northwest, California and Hawaii. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. The information contained or linked through our web site is not incorporated into, and does not form a part of, this release.

This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, statements about the timing and likelihood of the consummation of the transactions are forward-looking in nature. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, our successful consummation of these transactions depends in part upon our ability to satisfy the closing conditions, which in turn are subject to various uncertainties. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives more generally is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.

HomeStreet, Inc.
Terri Silver, VP, Investor Relations & Corporate Communications
206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com